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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectuses pertaining to the Manor Care, Inc. Retirement Savings and Investment Plan of our reports (a) dated January 28, 1999, with respect to the consolidated financial statements and schedule of HCR Manor Care, Inc. included in its Annual Report (Form 10-K) and (b) dated June 4, 1999, with respect to the financial statements and schedules of the Manor Care, Inc. Retirement Savings and Investment Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP


Toledo, Ohio
June 25, 1999